Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 33-60188 and 333-100659 on Form S-8 of Educational Development Corporation of our report dated May 30, 2017, relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K of Educational Development Corporation for the year ended February 28, 2017.

/s/ HOGANTAYLOR LLP
Tulsa, Oklahoma
May 30, 2017